SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, That I, Vic Devlaeminck_ hereby make, constitute and appoint Jim Anderson, CEO of Amrose Oil Company, Inc., to be my true and lawful attorney for me and in my stead for the limited purpose of signing any and all S-1 documents of Amrose Oil Company, Inc., and for no other purpose of any kind.

GIVING AND GRANTING unto my said attorney full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done for the above-described uses and purposes only, as fully to all intents and purposes as I might or could do it personally present, with full power of substitution and revocation, hereby ratifying and confirming all that my said attorney or my said attorney's substitute or substitutes shall lawfully do or cause to be done by virtue of these presents.

In construing this instrument and where the context so requires, the singular includes the plural.

Vic Devlaeminck
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SIGNED AND SWORN to before me this 27TH day of OCTOBER October, 2014.

Hiroko Mori
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Notary Public in and for the STATE of WASHINGTON, residing at VANCOUVER, WA

Notary Public
State of Washington
HIROKO MORI
MY COMMISSION EXPIRES
JULY 26, 2018